UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 23, 2014, Violin Memory, Inc. (“Violin”) terminated its Credit Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”), as administrative agent for the banks and other financial institutions or entities from time to time parties to the Agreement. The Agreement provided for loans of up to $40.0 million, of which $10.0 million consisted of a term loan and $30.0 million represented a line of credit.

On September 24, 2014, Violin issued $105.0 million aggregate principal amount of 4.25% Convertible Senior Notes due 2019 in a private placement (the “Notes”). In connection with the issuance of the Notes, Violin elected to terminate the Agreement, and Violin paid SVB the principal amount of $10.0 million owed under the Agreement, accrued interest and miscellaneous fees of approximately $62,325 and a facility termination fee of $900,000. The facility termination fee will be refunded to Violin if Violin enters into a new credit agreement with SVB within sixty days.

The description of the material terms of the Agreement are incorporated by reference herein from the description of the Agreement contained in the Current Report on Form 8-K filed by Violin on August 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: September 26, 2014	By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer